CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios and to the use of our report dated May 25, 2017 on the financial statements and financial highlights of Bramshill Income Performance Fund, a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the March 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
July 26, 2017